Golden Eagle International, Inc.
                4949 S. Syracuse St., Ste. 300 * Denver, CO 80237
                      (303) 694-6101 * (303) 762-2041 (fax)




                                  26 March 1999



Dear Shareholder:

When I review Golden Eagle's calendar year of 1998, I am reminded of Charles Dickens' opening line in A Tale of Two Cities: "It was the best of times, it was the worst of times." During 1998, Golden Eagle experienced some of both. In fact, since my last Shareholders' Letter, Golden Eagle has achieved a number of its important objectives, but has also suffered some significant setbacks. Our primary objective has been to increase the value of our Company for our shareholders, so following are a review and discussion of those achievements and setbacks in those efforts since my last letter:

1.   Production Efforts through Year-end 1998.

For a full discussion of this topic, and all of the topics discussed in this letter, please refer to Golden Eagle's Form 10-KSB Annual Reports, 10-QSB Quarterly Reports and 8-K Current Reports, which are available on the SEC's EDGAR Internet site at http://www.sec.gov, or are also available upon request, at no charge, from Golden Eagle.

If you have been a shareholder for long, you have seen our press releases and annual, quarterly and current reports during the past 18 months regarding our attempts at reaching commercial production. We are not in commercial production on our site at Cangalli, Bolivia, despite three attempts to bring open-pits on-line. In all three attempts (the Cueva Playa bench terrace, the Cueva Playa lower terrace, and the Cangalli tailings) we experienced significant problems recovering the fine gold presented to the recovery plants. The losses because of that inability to recover the very fine gold rendered the operations uneconomical. Both the El Nino weather phenomenon, which resulted in an extreme rainy season in the Cangalli area during the 4th Quarter of 1997 through the 2nd Quarter of 1998, as well as a lack of financial liquidity, impeded our ability to implement needed changes and acquire and install recommended expensive additional equipment.

Despite the additional burden created by the adverse rainy season of de-watering our nearly 1,000-ft deep shaft, we continued to explore and rehabilitate our interior mine in the bottom of the Paleochannel at Cangalli. Those exploration and rehabilitation operations have produced approximately 20,000 grams of gold during 1997 and 1998. In the overall picture, this production is not very significant. However, it has carried some of the costs of de-watering, timbering, explosives and labor as deep mine maintenance and exploration continues.

2. Strategies for Increasing Value to the Shareholders: Exploration and Confirmation of the Cangalli Gold Deposit.

In response to the production obstacles mentioned above, Golden Eagle's management decided to focus its short-term resources on the exploration and confirmation of the Cangalli gold deposit to make the company more attractive for a favorable merger, acquisition or joint-venture. Golden Eagle's management believes that one of the most important attributes of good management is the ability to recognize its own strengths and weaknesses. We have demonstrated over the years that in spite of substantial adversity and capital shortages, we have been able to perfect and maintain our legal interest in the Cangalli gold deposit and develop a sizable body of positive geological information. Those are some of our strengths. We had also perceived that when entering the production arena, if we were confronted with obstacles (as with the fine gold issue at Cueva Playa), we did not have the economic strength to solve all of the technical questions.

Our preference is to put the further development and mining of the Cangalli deposit in the hands of experienced, well-financed partners. However, we cannot guarantee that we can negotiate satisfactory terms with such a partner. To date, we have not begun substantive discussions with any industry partner, and will not be able to do so until more information is available to us. We are proceeding on the course of continuing to explore and eventually develop the property ourselves to the extent our limited financial resources allow, until, and if, a suitable alternative becomes available. To attempt such an endeavor again, when warranted and when adequate financing is available, we would seriously consider adding personnel with extensive production experience to our management team. The next two to four months should tell the tale on this important matter. We will definitely keep you informed on any negotiations which may develop through Current Reports on Form 8-K filed with the SEC.

Golden Eagle has received and reviewed a significant amount of information regarding its Cangalli property and, in October 1998, contracted with Behre Dolbear & Co., Inc. (BD&C), consultants to the minerals industry, requesting that BD&C conduct its own initial evaluation of the Cangalli gold deposit. BD&C's report on that initial evaluation is still pending; however, BD&C did make a preliminary [verbal] report to Golden Eagle's management, upon concluding its initial field work, that "its field geologists have confirmed the existence of gold mineralization on the Company's Cangalli properties." (Form 8-K, Current Report, dated November 13, 1998.)

3.   The Concern Regarding Dilution.

Every shareholder in every company has a right to be concerned about dilution of his or her interest through the issuance of additional shares in the company. However, we believe that an analysis of the issuance of shares in Golden Eagle during the last two years, and the resulting dilution, will illustrate why management concluded that those share issuances were necessary, and resulted in increased value to Golden Eagle's shareholders. For a complete discussion of these issues, and all of the matters discussed in this letter, shareholders and potential shareholders are advised to review Golden Eagle's Form 10-KSB Annual Reports, Form 10-QSB Quarterly Reports, and Form 8-K Current Reports, which are on file with the SEC's EDGAR on-line filing service, or can be obtained from Golden Eagle, upon request, at no charge.

Dilution, through the issuance of additional shares and warrants, is a fact of corporate life; equity financing is beneficial to corporations, and the issuance of options and warrants make equity (as well as debt) financing more attractive. Moreover, debt financing is not readily available to undercapitalized companies such as Golden Eagle.

Golden Eagle has never had a significant revenue stream to support it; Golden Eagle's operations in the mining industry in Bolivia increase the risks generally associated with small public companies which have not operated profitably. The largest share issuances accomplished by Golden Eagle have all been because of cash flow shortages and the need for capital for operations and salaries.

a) Golden Eagle Mineral Holdings, Inc. ("GEMH"), a Colorado corporation controlled by Mary Erickson, is one of Golden Eagle's most significant shareholders. Ms. Erickson is Golden Eagle's Corporate Secretary and Director. She has held the vast bulk of these shares for more than four years, and has not personally profited from the sale of these shares privately or publicly. She has pledged 13,500,000 of those shares to Frost National Bank as collateral on a revolving $1 million line of credit issued to Golden Eagle on March 28, 1997. None of her shares can be sold except in strict compliance with the limitations of the federal securities laws, including Rule 144. Also, as an affiliate, GEMH and Ms. Erickson are subject to dribble out provisions which do not permit the public sale of more than 1% of the Company's total outstanding shares in any one quarter, and this only after full disclosure to the public of the intent to sell.

     In October 1998, Golden Eagle issued options to acquire 5,000,000 shares for $0.16 per share were issued to Ms. Erickson. The option price was 100% of the closing price for Golden Eagle's common shares on the date the options were granted, even though the options, if exercised currently, would result in Rule 144 restricted stock being issued. The options were granted in consideration of Ms. Erickson's continued efforts on behalf of the Company, her willingness to defer her salary, and her financial assistance to the Company. The shares underlying these options are counted in the Company's outstanding shares, but they have not been issued, and will not be issued, until the Company receives $800,000 from Ms. Erickson as payment for the shares. Ms. Erickson does own the other shares discussed above.

     The initial issuance of shares to Ms. Erickson have been fully disclosed in the Company's reports since November 1994. The Board of Directors believes that the shares and options she holds are well-deserved as a result of a number of factors. Ms. Erickson has served as Corporate Secretary or President, as well as a Director, of Golden Eagle for more than four years. During this time, although her salary has accrued on the books of the Company, Golden Eagle has never been able to pay her any portion of her salary. Despite this lack of any payment, she has worked loyally for Golden Eagle International, at times greatly exceeding the standard 40-hour work week. She has also played a critical role in interfacing with the Company's accountants, paying its bills, making all of its travel arrangements, overseeing the preparation of its consolidated audits, and performing the essential functions of a Corporate Secretary.

     As a part of her efforts for Golden Eagle, Ms. Erickson convinced trusts created for two of her family members (the "family trusts") to loan the Company $1,077,207 during the past two years, of which $944,583 is outstanding at December 31, 1998 and which has not been repaid since. These family members have also guaranteed a $1,000,000 working capital loan from Frost National Bank to the Company as described below. (It is important to note that Ms. Erickson is in no way a beneficiary of these trusts).

     In addition, Ms. Erickson has personally loaned the Company $563,187 over the past 4 years, of which $268,975 is still outstanding at December 31, 1998 and which has not been repaid since.

     I hope that I have made my point: Golden Eagle would not have survived, and you, as shareholders, would not have the present value that you have, and the potential of future value, without Mary Erickson and her family.

b) Golden Eagle issued 20,000,000 restricted shares were issued to the family trusts on March 28, 1997, in exchange for their guarantee of a $1 million line of credit with Frost National Bank of Houston, Texas and in exchange for the family trusts agreeing to extend other existing loans previously made to Golden Eagle. I was present in February 1997, during the negotiations in Houston for this line of credit for the Company. At the time Golden Eagle had more liabilities than it had cash, and Golden Eagle was in desperate need for this financing. No other person, commercial lender, or investor, would advance funds to Golden Eagle in its condition at that time. Frost National Bank itself would not have advanced funds to Golden Eagle without the guarantee proffered by the family trusts and Mr. Erickson's pledge of collateral.

     Golden Eagle was then, and continues to be, an undercapitalized, small exploration and mining company, doing business in South America in a remote location, trying to prove up, as economical, a gold deposit. All of these risks, and others which are mentioned more fully in the Company's reports, make Golden Eagle a very speculative, high-risk investment. These trusts knowingly took those risks, but their trustees and attorneys also negotiated commensurate terms, including the issuance of shares, as well as the pledge of 13,500,000 of Ms. Erickson's shares (93% of her remaining shareholdings), and Ms. Erickson's personal guarantee.

     Golden Eagle issued an additional 5,000,000 restricted shares to the family trusts in April 1997 in payment of accrued interest of $25,000 on two overdue loans of $764,000, as well as the Trusts' agreement to renew and extend those loans for three years. This arrangement was extremely important relief for Golden Eagle during a critical period.

     The shares owned by the family trusts are all "restricted" shares and cannot be sold except in strict compliance with the limitations of Rule
     144. Also, as an affiliate, the trusts are subject to dribble out provisions which do not permit the public sale of more than 1% of the Company's total outstanding shares in any one quarter, and only after full disclosure to the public of the intent to sell. None of these shares have been sold to date.

c) Golden Eagle issued options to acquire 10,000,000 shares for $0.16 per share to me, its president, in October 1998. The option price was 100% of the closing price for Golden Eagle's common shares on the date the options were granted even though the options, if exercised currently, would result in Rule 144 restricted stock being issued. The options were granted in consideration of my continued efforts on behalf of the Company, my willingness to defer my salary, and my financial assistance to the Company. These shares have not been issued, and will not be issued until the Company receives $1.6 million in payment for those shares. If and when I ever exercise these options and the underlying shares are ever issued, they would also be regulated by Rule 144, and could not be publicly sold except in strict compliance with the limitations of Rule 144. Also, as an affiliate, dribble out provisions would not permit the sale by me of more than 1% of the Company's total outstanding shares in any one quarter, and this only after full disclosure to the public of my intent to sell.

d) During 1997, 4,000,000 shares were issued to Sabrina Martinez, an independent contractor working for the Company in the area of investor relations. Ms. Martinez had entered into an agreement with the Company in 1996 for compensation in shares. During the period since July 1996, she has received less than $13,000 of cash compensation. If you have ever wanted information over the telephone about Golden Eagle, then you have spoken to Ms. Martinez. She has made some very substantial sacrifices to put in the time necessary to maintain Golden Eagle's investor relations, and has dealt with many of our shareholders and potential shareholders on a range of issues. Ms. Martinez has worked countless hours over the past 2 years and 9 months, working all hours of the day, seven days a week, answering questions and performing services to the investors. Ms. Martinez is the cousin-in-law of the Company's corporate secretary, and the Company has received inquiries about her status as an affiliate or related party. Ms. Martinez does not possess, and is not given, inside information about the Company, she does not participate in any decision-making activities on behalf of the Company, and she is NOT an affiliate of the Company. It is my opinion that Ms. Martinez has been invaluable to Golden Eagle during the past three years.

e) All other share issuances were the product of convertible debenture loan agreements with unrelated parties which were later exercised for shares, or were straight share issues for services, equipment or machinery. In every case, the loan proceeds, services, equipment or machinery were used for a bona fide purpose in the Company's operations, debt service or debt reductions as set out clearly in the audited financial statements for 1996 and 1997.

Dilution is, and will be, the necessary result of operations for Golden Eagle. Management is of the opinion that this dilution must be kept to a minimum, but never at the expense of ultimately increasing the Company's shareholders' value in their shares. To illustrate the point, the total outstanding common stock in Golden Eagle's Form 10-QSB, Quarterly Report, for the quarter ending September 30, 1998 (which by the way had to reflect the current total outstanding shares as of December 15, 1998) shows 108,754,051 shares. This number takes into account the 15,000,000 shares underlying options which were granted to Ms. Erickson and me but which have not been exercised. In recent days the stock has been trading with an average bid of approximately $0.25, which means that the Company's "Market Capitalization" has been approximately $27 million.

Golden Eagle's management is committed to using its best efforts to increase the value of each shareholder's stake in the Company. There are many risks associated with the continuing operations of Golden Eagle as discussed below, but management is hopeful that its efforts will, in the long run, be successful.

4.   Golden Eagle's Settlement of SEC Civil Action.

On March 4, 1999, the Honorable Zita L. Weinshienk, United States District Judge for the District of Colorado, entered an order settling a civil action against Golden Eagle, SEC v. Golden Eagle International, Inc., 98-Z-1020. The settlement with Golden Eagle resulted from the consent by the Company to the entry of an injunction enjoining the company from violating certain securities laws. Golden Eagle was not assessed any monetary fine or penalty. Golden Eagle neither admitted nor denied any allegation in the SEC's civil complaint in agreeing to settle the matter. (Please see Form 8-K Current Report dated February 4, 1999 and Form 8-K Current Report dated March 18, 1999.)

Several other defendants remain in the SEC's civil action, however, settlement negotiations are currently underway. As I stated in the February 4th press release and 8-K Current Report:

"This is a very important day for Golden Eagle and its shareholders. The Company steps out from under a shadow and resolves all questions raised by the staff of the SEC. Golden Eagle's management is committed to timely and accurate reporting, to seeing the Company through the current extremely low prices in the minerals industry, and to the eventual development of its Cangalli, Bolivia, gold prospect as described in Golden Eagle's annual report on Form 10-KSB and subsequently-filed reports under the Securities Exchange Act of 1934."

5. Golden Eagle's President's Explanation Regarding the Press Release of May 22, 1998, Dealing with the Subject of the Paravicini Geological Report on the Cangalli Gold Deposit.

One of the focuses of the SEC's action which Golden Eagle settled in March 1999 was a press release Golden Eagle issued on May 22, 1998.

However, I have been asked by a shareholder to give an explanation of why I would allow the publication of the May 22, 1998 press release, and to address some of the accusations that followed. I believe that is a fair request, but my explanation only bears on my conduct - the Company's conduct is not at issue since it has settled the matter with the SEC without admitting or denying anything regarding these issues. Generally, the questions I have been asked can be addressed as follows:

a) I did not allow the Company to claim the existence of any gold reserves or resources in the May 22, 1998 press release. The press release reported findings of an independent geophysicist and mining engineer (the "Consultant"). In fact, in its press release, I required the following caveat: "Golden Eagle cannot assure that the findings of Mr. Paravicini's report are accurate due to the fact that the report was produced by an independent consulting firm, which is responsible for its accuracy" (page 3, paragraph 7).

b) I had read the Spanish draft version of the geological report before the press release was issued (with the exception of the Conclusions, which were still pending), and I had also discussed the findings and conclusions with the Consultant.

c) In addition, posters to the Internet had contacted the Consultant in early May 1998, before the report was given to Golden Eagle, and had attempted to extract confidential information. When the Consultant was unwilling to give additional information, secretaries, messengers and others were quizzed for critical information. I had noted that the Internet postings and private e-mails of posters began to be reflected in the volume and share price moves in Golden Eagle's stock in early May 1998, prior to the issuance of the press release. Furthermore, the Consultant had made it clear to me that "either the results of the report are given through official channels, or those results will come out through unofficial channels." I believed that the unofficial release of information could be used to work a fraud on the market and could result in uncontrolled manipulation and speculation.

     Moreover, I submitted the press release to the Company's then-counsel for his revision and approval. I was told that counsel stated that the press release could be issued as long as all the information contained in the release was accurate. As a result of my review of the Spanish draft of the geological report and my discussions with the Consultant before the press release was issued, as well as counsel's statements and the accuracy of the information in the proposed release, I felt that the press release was a reasonable summary of the report. Again, I believed that I was acting reasonably and carefully to avoid any possible market manipulation.

d) Trading in Golden Eagle common stock in the over-the-counter market has been extremely volatile - both before the issuance of the May 22, 1998, press release, as well as afterwards, even to the present day. While no one can accurately predict any market reaction, I do not believe that the volatility in price and volume in the days after the May 22, 1998, press release was significantly different than the price and volume volatility before that press release, or in the months since. Notably, no person affiliated with Golden Eagle attempted to purchase or sell shares in the public market prior to, or after, the issuance of this press release.

e) Finally, Golden Eagle attempted to provide cautionary language in the May 22, 1998, press release and subsequently as well. These included the Form 8-K Current Reports on July 7, 1998, and July 24, 1998, reporting management's concerns regarding the accuracy and completeness of the Paravicini report. This was further explained in the September 25, 1998, 8-K Current Report which reported management's conclusion (after an intensive review) that the techniques used by Mr. Paravicini were insufficient to justify the calculations he had made, and the use of the term "reserves" may have been an inaccurate characterization of the mineralization found on the Golden Eagle properties in the Cangalli, Bolivia. In fact, a review of the press reports in which I was interviewed (USA Today, Wall Street Journal, The Denver Post, Rocky Mountain News, etc.), will show that I repeatedly cautioned against any speculation on the part of the investing public and stated that Golden Eagle was also moving cautiously and reasonably to confirm the geological report.

The SEC does not allege that I, or any Golden Eagle insider or affiliate, received any monetary benefit from any price or volume increase. At the time of the May 22 press release, I did not own a share of Golden Eagle stock, and had no options to own any shares. In October, 1998, I received an option to purchase shares in the Company, but have been unable to exercise that option because of the exercise price. In addition, to my knowledge, no Golden Eagle insider or affiliate sold any shares through that period.

6.   Various Questions and Answers.

One shareholder has written with some questions, the answers to which all Golden Eagle shareholders may be interested. Obviously, the express purpose of the reporting requirements of the Securities Exchange Act of 1934 is to inform any public company's shareholders, as well as the public-at-large, of any material fact which may bear on that company's business. I would first refer any shareholder, or potential shareholder, to Golden Eagle's Form 10-KSB Annual Reports, Form 10-QSB Quarterly Reports, and Form 8-K Current Reports, all of which are current and on file with the SEC's electronic filing service, EDGAR, or may be obtained from the Company free of charge.

a) Golden Eagle's principal auditor is the firm of Oatley, Bystrom and Hansen, in Greenwood Village, Colorado. This firm has audited Golden Eagle's accounts for the past several years. In Bolivia, Golden Eagle uses the firm of Berthin Amengual y Asociados to audit the accounts of our Bolivian subsidiaries. Berthin Amengual y Asociados is formerly a member firm of Ernst & Young and is now a member firm of the international accounting firm of Pannell, Kerr, Forster.

b) Both the U.S. and Bolivian auditors must meet generally accepted auditing standards as applied in the United States when performing audits on the Company's business.

c) All share issuances are noted and specified in the Company's Annual Reports on Form 10-KSB, and details regarding affiliate and related party transactions are also explained in those reports, including any beneficial interest which may exist. In addition, significant shareholders and management must file Forms 3, 4 and 5 detailing their transactions in shares of the Company's stock. These forms are on file with the SEC. Whenever any significant shareholder or member of management desires to sell any of their shares, forms relative to Rule 144 must also be filed with the SEC, and are available through the EDGAR filing service.

d) The question has been raised about minority shareholder approval for share issuances in the Company. Minority shareholder approval would be extremely expensive to accomplish, would significantly delay the Company's ability to take advantage of financing opportunities, and is not required by law or regulation of the SEC or the over-the-counter market. Share issuances must be justified by a reasonable business purpose in the opinion of the Company's directors.

e) The question has also been raised about the Company's Annual Shareholders' Meeting. Golden Eagle intends to call a shareholders' meeting as soon as prudent. It is management's current intention to hold an Annual Shareholders' Meeting in Denver, Colorado during the 1999 calendar year. We will notify the Company's shareholders of any meeting in accordance with the Colorado law and the SEC's rules.

f) Some of the questions suggest that some shareholders have not received copies of the Company's annual and quarterly reports, and may not have access to the SEC's EDGAR reporting service. Specifically, we will send those reports to those shareholders. However, any shareholder desiring a copy of those reports should request them from the Company at the address above.

7.   Conclusion.

As I stated at the beginning of this letter, 1998 was a difficult year for Golden Eagle from many different standpoints - but it also was a year in which several key objectives were achieved. The minerals and mining industry is now facing one of the worst downward cycles in the last several decades. However, in 1999, with Golden Eagle's resolution of the SEC civil action, the filing by a broker-dealer of the Form 211 to move the Company from the Pink Sheets back onto the OTC Bulletin Board, the issuance of additional geological reports, the creation of Golden Eagle's new website (www.geii.com) which will be online shortly; and other important strategies regarding exploration and mining to enhance shareholder value, Golden Eagle's management expects 1999 to be some of the "best of times".

We value and appreciate your continued support.

                                             Sincerely,


                                             /s/ Terry C. Turner
                                             -------------------
                                             Terry C. Turner
                                             President

Golden Eagle's Risks
--------------------

Each shareholder should understand that an investment in Golden Eagle has been, and continues to be, one of significant risk. We wish it were not so, but there are a number of factors that make an investment in Golden Eagle one that should not be undertaken by persons without an extremely high tolerance for risk. These factors include:

* The Company's historical shortages of working capital. The Company has not received any significant amount of revenues, and does not have sufficient working capital or other financing to allow the Company to accomplish its goals to expand its operations on its Cangalli property. Although the Company believes that the property justifies additional investment, there can be no assurance that the Company will be able to obtain the financing it needs to maintain its interest in the property, or to continue exploration activities.

* The Company's common stock has been the subject of significant rumor and innuendo published by unaffiliated parties on the Internet and in other media. These rumors have had a significant impact on the market for the Company's common stock. The Company does not, and legally cannot, respond to each rumor, and must advise its shareholders and others interested in the Company's common stock to investigate the source of any statement with respect to the Company before relying on any such statement.

* The Company's management has limited experience in conducting mineral exploration or development operations, and must rely on experts to advise it properly.

* There is a significant amount of restricted stock overhanging the over-the-counter market, although no person may sell restricted stock into the over-the-counter market without first filing a Form 144 with the Securities and Exchange Commission announcing his or her intention to make such sales.

* The public market for the Company's common stock is extremely volatile both as to price and volume. There can be no assurance that the public market will continue or, if it does so continue, that the market will stabilize.

As noted throughout this letter, the future conduct of the business of the Company and its response to issues raised by third parties are dependent upon a number of factors, and there can be no assurance that Golden Eagle will be able to conduct its operations as contemplated in this letter or in its reports filed with the Securities and Exchange Commission. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond the Company's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to, the risks described above, and the other risks associated with start-up mineral exploration operations, and the operations of a company with insufficient liquidity and no historical profitability. It is important that each person reviewing information published by or about the Company understands the significant risks attendant to the operations of the Company and its subsidiaries. The Company disclaims any obligation to update any forward-looking statement made herein.